                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                  EXCHANGE ACT OF 1934 (AMENDMENT NO.       )

FILED BY THE REGISTRANT [X]       FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

--------------------------------------------------------------------------------

Check the appropriate box:
[ ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                          Cambridge NeuroScience, Inc.
                (Name of Registrant as Specified In Its Charter)

                   (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

   1) Title of each class of securities to which transaction applies:

   2) Aggregate number of securities to which transaction applies:

   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

   4) Proposed maximum aggregate value of transaction:

   5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   1) Amount Previously Paid:

   2) Form, Schedule or Registration Statement No.:

   3) Filing Party:

   4) Date Filed:

--------------------------------------------------------------------------------

[Cambridg NeuroScience, Inc. Logo]

                                          April 29, 1999

To Our Stockholders:

     On behalf of the Board of Directors and management, I cordially invite you to attend the Annual Stockholders' meeting on Thursday June 3, 1999, at 10 a.m. Eastern Standard Time, at the offices of our legal counsel, Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., One Financial Center, Boston, Massachusetts.

     The notice of meeting and the proxy statement accompanying this letter describe the specific business to be acted upon.

     Along with the specific matters to be acted upon, I will report on the progress of the Company and there will be an opportunity for questions of general interest.

     It is important that your shares be represented at the meeting. Regardless of whether you plan to attend the meeting in person, please vote, sign, date and promptly return the enclosed proxy in the envelope provided.


                                          Sincerely,


                                          /s/ Harry W. Wilcox, III

                                          Harry W. Wilcox, III
                                          President and Chief Executive Officer

                             [Cambridge Neuro Logo]

                          CAMBRIDGE NEUROSCIENCE, INC.
             ONE KENDALL SQUARE, BUILDING 700, CAMBRIDGE, MA 02139
                                 (617) 225-0600

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

     Notice is hereby given that the annual meeting of the stockholders of Cambridge NeuroScience, Inc. (the "Company"), a Delaware corporation, will be held at the offices of the Company's legal counsel, Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., One Financial Center, Boston, Massachusetts, at 10 a.m. Eastern Standard Time, on Thursday, June 3, 1999, for the following purposes:

        1. To elect six directors of the Company.

        2. To transact such other business as may properly come before the meeting.

     Only stockholders of record at the close of business on April 15, 1999 are entitled to notice of the meeting or to vote thereat. A complete list of the stockholders of record entitled to vote at the meeting shall be open to examination by any stockholder for any purpose germane to the meeting during ordinary business hours for a period of ten days prior to the meeting at the Company's offices at One Kendall Square, Building 700, Cambridge, Massachusetts.

     IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. THEREFORE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE YOUR PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE MEETING AND WISH TO VOTE IN PERSON, YOUR PROXY WILL NOT BE USED.


                                          By order of the Board of Directors,


                                          William T. Whelan
                                          Secretary

Dated: April 29, 1999

                             [Cambridge Neuro Logo]

                          CAMBRIDGE NEUROSCIENCE, INC.
             ONE KENDALL SQUARE, BUILDING 700, CAMBRIDGE, MA 02139
                                 (617) 225-0600

                                PROXY STATEMENT

                              GENERAL INFORMATION

     The enclosed proxy is solicited by and on behalf of the Board of Directors of Cambridge NeuroScience, Inc. (the "Company"), for use at the annual meeting of stockholders to be held on Thursday, June 3, 1999, and at all adjournments thereof.

     The authority granted by an executed proxy may be revoked at any time before its effective exercise by filing with the Secretary of the Company a written revocation or a duly executed proxy bearing a later date or by voting in person at the meeting. Shares represented by executed and unrevoked proxies will be voted and, where a choice has been specified with respect to any matter to be acted upon, the shares will be voted in accordance with the specification so made. If no specifications are made, the proxies intend to vote the shares represented thereby to elect the Directors nominated by the Board of Directors.

     The approximate date on which this proxy statement and a form of proxy will first be sent or given to stockholders is April 29, 1999.

                      VOTING SECURITIES AND VOTES REQUIRED

     On April 15, 1999, the Company had outstanding 18,099,785 shares of Common Stock, $.001 par value per share ("Common Stock"), which is its only outstanding class of voting stock. Stockholders of record at the close of business on April 15, 1999 will be entitled to vote at the meeting. With respect to all matters that will come before the meeting, each stockholder may cast one vote for each share registered in his or her name on the record date. The Company's charter does not provide for cumulative voting. A majority of the shares of the Company's Common Stock outstanding and entitled to vote and present or represented at the meeting in person or by proxy constitutes a quorum for the transaction of business. No appraisal rights exist for any action proposed to be taken at the annual meeting.

     Pursuant to Delaware General Corporation Law and the Company's by-laws, the affirmative vote of the holders of a plurality of the shares of the Company's Common Stock properly cast at the meeting is necessary to elect the nominees for election as directors. Votes withheld and broker non-votes will not be treated as votes cast and will not affect the outcome of the election. A "broker non-vote" occurs when a registered broker holding a customer's shares in the name of the broker has not received voting instructions on a matter from the customer, is barred by applicable rules from exercising discretionary authority to vote on the matter and so indicates on the proxy.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information with respect to beneficial ownership of the Company's outstanding Common Stock as of March 31, 1999 by (i) each person who is known by the Company to own beneficially more than 5% of the Company's Common Stock, (ii) each of the Company's directors and nominees for director, (iii) those individuals who have served as Chief Executive Officer of the Company during the fiscal year ended December 31, 1998,
(iv) each of the other four most highly compensated executive officers and (v) all current directors and executive officers as a group.

                                                                 SHARES OF COMMON
                                                                STOCK BENEFICIALLY
                                                                     OWNED(1)
                                                              ----------------------
BENEFICIAL OWNER                                               SHARES     PERCENT(2)
----------------                                               ------     ----------

Boehringer Ingelheim International GmbH.....................  2,487,624      13.7%
  Postbox 200
  D-55216 Ingelheim, Rhein
  Germany

State of Wisconsin Investment Board.........................  1,745,000       9.6%
  P.O. Box 7842
  Madison, Wisconsin 53703

Aeneas Venture Corporatio(3)................................  1,106,033       6.1%
  c/o Harvard Management Company, Inc.
  600 Atlantic Avenue
  Boston, Massachusetts 02210

Burkhard Blank(4)...........................................  2,487,624      13.7%
Robert N. McBurney(5).......................................    309,086       1.7%
Elkan R. Gamzu(6)...........................................    216,971       1.2%
Harry W. Wilcox, III(7).....................................    157,859         *
David I. Gwynne(8)..........................................     75,241         *
Laima I. Mathews(9).........................................     58,106         *
Joseph B. Martin(10)........................................     51,625         *
Paul C. O'Brien (11)........................................     49,125         *
Ira A. Jackson (12).........................................     24,125         *
Nancy S. Amer(13)...........................................     10,000         *
All current executive officers and directors as a group (10)
  persons)(14)..............................................  3,262,392      17.5%

---------------
  *  Less than one percent

 (1) Except as otherwise indicated, each owner has sole voting and investment power of the shares owned.

 (2) Shares issuable upon the exercise of options described in the following notes are treated as outstanding solely for purposes of calculating the percentage ownership of such person or group. On March 31, 1999, the Company had outstanding 18,099,785 shares of Common Stock.

 (3) Aeneas Venture Corporation ("Aeneas") is a wholly-owned subsidiary of the President and Fellows of Harvard College, and is an investment affiliate of Harvard Private Capital Group, Inc.

 (4) All of the shares indicated as owned by Dr. Blank are owned directly by Boehringer Ingelheim International GmbH ("BI") and are included because of Dr. Blank's affiliation with BI. Dr. Blank is the head of international project management for Boehringer Ingelheim GmbH, which is an operating division of BI. Dr. Blank disclaims "beneficial ownership" of these shares within the meaning of Rule 13d-3 under the Exchange Act.

 (5) Includes 213,436 shares which may be acquired within 60 days of the date hereof by Dr. McBurney pursuant to the exercise of stock options and 19,150 shares held in the Cambridge NeuroScience, Inc. 401(k) Plan. Also includes 10,000 shares held in trust for Dr. McBurney's children.

 (6) Includes 17,971 shares held in the Cambridge NeuroScience, Inc. 401(k) Plan. Effective May 6, 1998, Dr. Gamzu resigned as President and Chief Executive Officer of the Company and as a director of the Company.

 (7) Includes 126,250 shares which may be acquired within 60 days of the date hereof by Mr. Wilcox pursuant to the exercise of stock options and 14,337 shares held in the Cambridge NeuroScience, Inc. 401(k) Plan.

 (8) Consists of 58,734 shares which may be acquired within 60 days of the date hereof by Dr. Gwynne pursuant to the exercise of stock options and 16,507 shares held in the Cambridge NeuroScience, Inc. 401(k) Plan.

 (9) Consists of 45,953 shares which may be acquired within 60 days of the date hereof by Mrs. Mathews pursuant to the exercise of stock options and 12,153 shares held in the Cambridge NeuroScience, Inc. 401(k) Plan.

(10) Includes 24,125 shares which may be acquired within 60 days of the date hereof by Dr. Martin pursuant to the exercise of stock options.

(11) Includes 24,125 shares which may be acquired within 60 days of the date hereof by Mr. O'Brien pursuant to the exercise of stock options.

(12) Consists of 24,125 shares which may be acquired within 60 days of the date hereof by Mr. Jackson pursuant to the exercise of stock options.

(13) Consists of 10,000 shares which may be acquired within 60 days of the date hereof by Ms. Amer pursuant to the exercise of stock options.

(14) See Notes (1), (2), (4), (5), (6), (7), (8), (9), (10), (11), (12) and (13)
     above. Includes 39,601 shares held by another executive officer, including 14,139 shares which may be acquired within 60 days of the date hereof by the executive officer pursuant to the exercise of stock options and 8,319 shares held in the Cambridge NeuroScience, Inc. 401(k) Plan.

                             ELECTION OF DIRECTORS

     Directors are to be elected at the annual meeting to be held on June 3, 1999. The Board of Directors has fixed the number of directors at six for the coming year. The Company's by-laws provide that the directors of the Company will be elected at each annual meeting of the Company's stockholders to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified. Pursuant to the Company's by-laws, the Board of Directors also may from time to time after the annual meeting elect additional directors.

     At each meeting of the Company's stockholders at which directors are to be elected, the Company has agreed to nominate, recommend the election by the Company's stockholders and use its best efforts to effect the election to the Board of Directors of the Company of one individual designated by Aeneas as long as it beneficially owns 5% or more of the outstanding Common Stock of the Company. Aeneas, which beneficially owns 6.1% of the Company's outstanding Common Stock, has decided not to designate a nominee for election to the Board of Directors. Pursuant to the collaboration and licensing agreements between the Company and BI, BI had the right to designate one individual as a nominee to the Company's Board of Directors as long as it beneficially owned 7% or more of the outstanding Common Stock of the Company and a second nominee in the event that BI owned more than 20% of the outstanding Common Stock of the Company, provided that the two nominees designated by BI did not at any time represent more than 20% of the total number of members of the Company's Board of Directors. In November 1998, the Company and BI terminated the collaboration and licensing agreements. Pursuant to the termination, BI's right to designate a nominee to the Company's Board of Directors expired on March 31, 1999. Dr. Blank, who had previously been the designee of BI, has agreed to stand for re-election to the Company's Board of Directors.

     The Board of Directors unanimously recommends that the nominees named below be elected directors of the Company. All of the nominees for election are presently serving as members of the Board of Directors and have consented to serve if elected. It is intended that proxies in the accompanying form will be voted in accordance with such recommendation.

     The Board of Directors is not presently aware of any reason that would prevent any nominee from serving as a director if elected. If any nominee should become unavailable for election, the persons voting the accompanying proxy may in their discretion vote for a substitute.

     The names of the nominees for election are shown below, together with information furnished by each of them regarding their respective principal occupation, business experience and certain other information.

                                                        BUSINESS EXPERIENCE DURING PAST
NAME (AGE)                                             FIVE YEARS AND OTHER DIRECTORSHIPS
----------                                             ----------------------------------

Paul C. O'Brien...........................  Director since May 1992. Chairman of the Board of
  (59)                                      Directors since May 1998. Since January 1995, Mr.
                                            O'Brien has been President and Chief Executive Officer
                                            of The O'Brien Group, Inc., a consulting company. From
                                            1993 until December 1994, Mr. O'Brien was Chairman of
                                            New England Telephone and Telegraph Company, a
                                            wholly-owned subsidiary of NYNEX Corporation. Prior
                                            thereto he served as President and Chief Executive
                                            Officer of New England Telephone and Telegraph Company.
                                            He is a director of Renaissance Worldwide, Inc., an
                                            information technology consulting company, and is
                                            Chairman of View Tech, Inc., a video and
                                            telecommunications systems company. Mr. O'Brien earned a
                                            B.S. degree in electrical engineering from Manhattan
                                            College, an M.B.A. degree from New York University and
                                            holds three honorary doctorates.

Nancy S. Amer.............................  Director since September 1994. Since December 1996, Ms.
  (38)                                      Amer has been a General Partner of Crescent Gate, L.P.,
                                            a middle-market buyout fund. From 1990 through 1994, Ms.
                                            Amer was a Vice President of Harvard Private Capital
                                            Group, Inc., a subsidiary of Harvard Management Company,
                                            Inc., which manages the Harvard University endowment.
                                            From December 1994 through December 1996, Ms. Amer was a
                                            Managing Director of Harvard Private Capital Group, Inc.
                                            Prior to joining Harvard, Ms. Amer was a senior
                                            consultant with the Boston Consulting Group, Inc. Ms.
                                            Amer earned B.A. and M.B.A. degrees from Harvard
                                            University.

                                                        BUSINESS EXPERIENCE DURING PAST
NAME (AGE)                                             FIVE YEARS AND OTHER DIRECTORSHIPS
----------                                             ----------------------------------

Burkhard Blank, M.D. .....................  Director since July 1995. Dr. Blank joined Boehringer
  (44)                                      Ingelheim GmbH, an operating division of BI, in 1986 and
                                            has served as the head of international project
                                            management for Boehringer Ingelheim GmbH since 1993.
                                            From 1988 to 1993, Dr. Blank served as a project leader
                                            for worldwide development of various programs at BI.

Ira A. Jackson............................  Director since May 1992. Mr. Jackson is an Executive
  (50)                                      Vice President of BankBoston, a commercial bank, where
                                            he has served since 1987. Prior thereto, Mr. Jackson was
                                            Commissioner of Revenue for the Commonwealth of
                                            Massachusetts for a period of five years. Earlier, he
                                            was Associate Dean of the John F. Kennedy School of
                                            Government at Harvard University. Mr. Jackson received
                                            an A.B. from Harvard University and an M.P.A. from the
                                            Kennedy School of Government and attended the Advanced
                                            Management Program at the Harvard Business School.

Joseph B. Martin, M.D., Ph.D. ............  Director since February 1987. Dr. Martin has been Dean
  (60)                                      of Harvard Medical School since July 1997. Prior
                                            thereto, Dr. Martin was Chancellor of the University of
                                            California, San Francisco since July 1993 and was Dean
                                            and Professor of Neurology of the School of Medicine at
                                            the University of California, San Francisco since 1989.
                                            From 1978 to 1989, he was Chairman of the Neurology
                                            Department at Massachusetts General Hospital and
                                            Professor of Neurology at Harvard Medical School.

Harry W. Wilcox, III......................  Director since May 1998. Mr. Wilcox joined the Company
  (45)                                      as Senior Vice President, Finance and Business
                                            Development and Chief Financial Officer in December 1995
                                            and was named President and Chief Executive Officer in
                                            May 1998. Prior to joining the Company, Mr. Wilcox
                                            served as Vice President, Finance and Chief Financial
                                            Officer of Cellcor, Inc., a biotechnology company, since
                                            1990. While at Cellcor, Mr. Wilcox was also named
                                            Treasurer and Senior Vice President of Business
                                            Development. From 1988 to 1990, he was a founder and
                                            general partner and Chief Financial Officer of Highland
                                            Capital Partners, L.P., a venture capital firm. From
                                            1983 to 1987, Mr. Wilcox was Controller, Vice President
                                            of Finance and Chief Financial Officer at Charles River
                                            Ventures, Inc. a venture capital firm. Mr. Wilcox earned
                                            a B.A. degree in Finance from the University of Arizona
                                            and an M.B.A. degree from Boston University. Mr. Wilcox
                                            is a Certified Public Accountant.

     The Board of Directors held seven meetings during the fiscal year ended December 31, 1998. Each director, with the exception of Dr. Martin, attended at least 75% of the aggregate of all meetings of the Board of Directors and all committees of the Board of Directors on which he or she served that were held during the period for which he or she served as a director.

     The Company has established an Audit Committee and a Compensation and Benefits Committee of the Board of Directors but does not have a Nominating Committee. The Compensation and Benefits Committee held two meetings in the fiscal year ended December 31, 1998. The current members of the Compensation and Benefits Committee are Mr. O'Brien (Chairman) and Ms. Amer. Its function is to consider and recommend action to the Board of Directors on compensation matters. In addition, it administers the Company's 1991 Equity Incentive Plan (the "Equity Plan"), 1992 Director Stock Option Plan (the "Directors' Plan") and 1993 Employee Stock Purchase Plan (the "Purchase Plan") as well as an annual incentive plan, to the extent that such a plan is established for a given year. The Audit Committee, presently composed of Dr. Blank, Mr. Jackson (Chairman) and Ms. Amer, held two meetings in the last fiscal year. The primary function of the Audit Committee is to review the Company's audited financial statements so that it may assist the Board of Directors in the discharge of its duties and responsibilities by assuring that the financial information that will be provided to the stockholders and others is accurate.

                             EXECUTIVE COMPENSATION

     The Compensation and Benefits Committee report on Executive Compensation and tables set forth below provide information about the compensation of the executive officers of the Company.

      COMPENSATION AND BENEFITS COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation and Benefits Committee of the Board of Directors (the "Committee") has furnished the following report on executive compensation:

Compensation Philosophy

     The Company has developed and implemented compensation policies, plans and programs that seek to enhance the viability of the Company thereby increasing stockholder value, by closely aligning the financial interests of the Company's executive officers with those of its stockholders. In support of these goals, annual base salaries, annual incentives and long-term incentives are fixed at competitive levels to attract and retain executive officers and other key employees of outstanding ability and to motivate them to perform to the fullest of their abilities. The incentive programs are variable and closely tied to Company and individual performance in a manner that encourages a strong focus of building the business into one that has strong stockholder value.

Base Salary Administration

     The salary plan for each named executive officer is reviewed individually on an annual basis at the beginning of the calendar year. The Chief Executive Officer ("CEO") reviews and recommends a base salary level to the Committee for each executive officer based on current competitive practices, relying on industry standards and practices, internal comparisons and individual performance judgments as to past and expected future contributions of the individual executive officers. The industry standards used include both national and New England-based published biotechnology surveys as well as focused survey data initiated by the Company. Comparisons are made to companies that are similar in size, stage of development and, in some instances, in the same geographic area as the Company. The Company believes that it is appropriate that the compensation of its executive officers be increasingly based upon annual and long-term incentives tied to the attainment of corporate objectives and overall performance.

     In the second half of 1997, the Company and its then collaborative partner, BI, discontinued patient enrollment into the two Phase III clinical trials of aptiganel after interim analyses indicated that continuation of the trials was not justified. In March 1998, due to the setback in the clinical development of aptiganel, the Company implemented a cost reduction plan that included a reduction in workforce by 34 employees, or approximately half. In June 1998, the Company entered into an agreement with a third party to sub-lease approximately half of the Company's office and laboratory facilities, thereby reducing facilities-related operating expenses. In line with these cost containment measures and in keeping with the Company's belief that the compensation of its executive officers should be more closely tied to the attainment of corporate objectives and overall performance, the base salaries of all executive officers were frozen in 1998, with the exception of those individuals who were appointed to their positions in 1998.

Incentive Compensation: Annual Incentives

     Annual incentives are payable to each executive officer upon the attainment of predetermined corporate objectives which are approved at the beginning of the year by the Committee. In accordance with the Annual Incentive Plan for 1998, these objectives included product, program, financial and business objectives. At the end of the year, the Committee reviews the attainment of the overall plan and objectives and determines the appropriate bonus payment. For the fiscal year 1998, the Board established an incentive bonus plan covering all employees of the Company, including the executive officers. This plan provided for the payment of up to 20% of each employee's base salary at full attainment of objectives. The Committee determined that the Company had achieved 50% of its objectives for 1998 and has, accordingly, awarded bonuses of 10% of base salary which were paid in the first quarter of 1999.

Incentive Compensation: Long-Term Incentives

     The Company has established the 1991 Equity Incentive Plan (the "Equity Plan") which serves as the long-term incentive program for executive officers as well as all employees of the Company. It is the Company's philosophy that all employees of the Company should be stockholders thereby sharing in the long-term success of the Company. Upon employment, the Company grants stock options to regular, full-time employees. After two years of employment, each regular, full-time employee is eligible to receive additional annual stock option grants. In determining the size of stock option awards, the Committee considers competitive market data and Company performance as well as individual performance. The Committee has developed a guideline for the size of both the on-hire and annual awards that is based upon the compensation level of each position within the Company.

     Under the Equity Plan, options granted at the date of employment vest 50% after two years and 6.25% per quarter thereafter, thereby becoming fully vested after four completed years of employment. After two years of continuous employment, all employees and executive officers, including the CEO, are eligible for additional grants of stock options. Annual grants vest at a rate of 6.25% per quarter and are fully vested four years from the grant date. This vesting schedule, together with the 10-year life of the options, is consistent with the idea of providing a reward to all employees and executive officers for remaining with the Company during the vesting periods and contributing to the long-term growth and viability of the Company, thereby increasing value for all stockholders. In 1998, the size of these grants was based upon industry surveys, individual employee performance and anticipated ongoing contribution to the Company's development. As discussed below, the Company has established individual limits on the number of options that may be granted under the Equity Plan to permit the options to qualify for the exclusion from the limitation on deductibility under Section 162(m) of the Internal Revenue Code of 1986, as amended.

     Annual grants made to the named executive officers (as defined below) in 1998 are summarized in the table entitled "Option Grants in Last Fiscal Year."

     The Committee believes that the executive officer team will receive appropriate rewards under this program of corporate incentives if they achieve the performance goals established for them and the Company, and if they succeed in building value for the Company's stockholders.

Chief Executive Officer's Compensation

     The CEO's overall compensation package, which is reviewed and determined by the Committee, is intended to be competitive with industry standards and motivate the CEO to achieve the Company's annual and longer-term objectives. Accordingly, on his appointment as CEO in May 1998, Mr. Wilcox's base salary was adjusted to reflect his new position and responsibilities. Annual incentive compensation reflects the Committee's assessment of performance against pre-established objectives. For 1998, as discussed above, the CEO was awarded an annual incentive award equal to 10% of his base salary, reflecting the Committee's assessment that the Company had met approximately 50% of the annual objectives for 1998. Upon his appointment as CEO in May 1998, Mr. Wilcox was awarded a stock option grant that was based on a review of competitive data and is in line with internal comparisons. The goal of this award is to motivate leadership for long-term Company success, to provide significant reward upon achievement of Company objectives and especially to align the CEO's interests with the interests of the stockholders. The Committee continues to believe that, at this point in the Company's development, it remains appropriate that the CEO's compensation package be increasingly weighted to annual and long-term incentives tied to the Company's attainment of objectives and overall performance.

Compensation Deductibility

     Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), imposes a limit on tax deductions for annual compensation in excess of one million dollars paid by a corporation to its chief executive officer and the other four most highly compensated officers of a corporation. This provision excludes certain forms of "performance based compensation" from the compensation taken into account for the purposes of that limit. The Company has established individual limits on the number of options that may be granted under the Equity Plan to permit the options to qualify for the exclusion from the limitation on deductibility. The Committee will continue to assess the impact of Section 162(m) on its compensation practices and determine what further action, if any, is appropriate.

                      Compensation and Benefits Committee

                           Paul C. O'Brien, Chairman
                           Nancy S. Amer

                      COMPARATIVE STOCK PERFORMANCE GRAPH

     The table set forth below compares the Company's cumulative total stockholder return with the cumulative total return of the Nasdaq Stock Market (U.S.) Index ("Nasdaq Market Index") and the Nasdaq Pharmaceutical Index ("Nasdaq Pharmaceutical Index") and a peer group index ("Peer Group Index").

     The Company has found that it is becoming increasing difficult, due to the volatility of the biotechnology industry, to maintain a self-determined peer group. In each of the last two years, the composition of the Company's self-determined peer group has changed due to mergers, dissolutions and successes and failures of product candidates resulting in lack of comparability with the Company. The peer group index included in the stock performance graph presented in this Proxy Statement and in the Company's 1998 Proxy Statement is comprised of the following neuroscience companies, each on an annual basis:
Cocensys, Inc.; Neurex Corporation; Neurocrine Biosciences, Inc.; Neurogen Corporation; and Sibia Neurosciences, Inc. During 1998, Neurex Corporation merged with another entity, the business of which is not comparable to that of the Company. The Company has also noted that many of its peer companies use the Nasdaq Pharmaceutical Index for the purpose of preparing the Comparative Stock Performance Graph. Therefore, in an effort to maintain a more consistent presentation of data going forward and to provide information which is more comparable within the Company's industry, the Company will present its stock performance data in comparison with the Nasdaq Pharmaceutical Index and will no longer present the Peer Group Index defined above.

     The comparative returns assume an investment of $100 in the Common Stock of the Company, the stock comprising the Nasdaq Market Index, the Nasdaq Pharmaceutical Index and the stock comprising the Peer Group Index on December 31, 1993.

                              [PERFORMANCE GRAPH]

--------------------------------------------------------------------------------------------------
                                        12/31/93  12/31/94  12/30/95  12/29/96  12/31/97  12/31/98
--------------------------------------------------------------------------------------------------
CAMBRIDGE NEUROSCIENCE, INC.             $100.00   $54.80    $116.10   $153.20   $ 25.40   $ 16.00
--------------------------------------------------------------------------------------------------
NASDAQ MARKET INDEX                      $100.00   $97.80    $138.30   $170.00   $208.50   $293.80
--------------------------------------------------------------------------------------------------
NASDAQ PHARMACEUTICAL INDEX              $100.00   $75.30    $138.00   $138.50   $143.00   $181.90
--------------------------------------------------------------------------------------------------
PEER GROUP INDEX                         $100.00   $80.80    $294.80   $301.90   $228.20   $378.70
--------------------------------------------------------------------------------------------------

     The following table sets forth certain compensation information for the individuals who served as Chief Executive Officer of the Company during the fiscal year ended December 31, 1998 and each of the four other most highly compensated executive officers whose salary and bonus for 1998 exceeded $100,000 (collectively, the "named executive officers").

                           SUMMARY COMPENSATION TABLE

                                                                        LONG-TERM
                                                                       COMPENSATION
                                                                          AWARDS
                                                                       ------------
                                                ANNUAL COMPENSATION     SECURITIES
                                                -------------------     UNDERLYING      ALL OTHER
                                                 SALARY      BONUS       OPTIONS       COMPENSATION
NAME AND PRINCIPAL POSITION             YEAR     ($)(1)     ($)(2)        (#)(3)          ($)(4)
---------------------------             ----    --------    -------    ------------    ------------
Harry W. Wilcox, III (5)..............  1998    212,807     22,500       250,000          11,974
  President and Chief                   1997    189,578       --          30,000          12,116
  Executive Officer                     1996    175,000     26,250        --              11,187

Elkan R. Gamzu (6)....................  1998     91,879       --          --             235,186
  President and Chief                   1997    262,500       --         135,000          12,044
  Executive Officer                     1996    262,500     59,063        50,000          11,653

Robert N. McBurney....................  1998    224,700     22,470        --              11,009
  Senior Vice President,                1997    224,700       --          15,000          10,694
  Research and Chief                    1996    210,000     39,375        30,000          10,579
  Scientific Officer

Laima I. Mathews......................  1998    121,100     12,100        50,000           6,338
  Vice President, Drug                  1997    119,206       --           1,250           6,774
  Development                           1996    108,284     13,400         6,000           5,558

David I. Gwynne.......................  1998    136,143     14,185        50,000           8,342
  Vice President,                       1997    121,993       --           1,250           8,298
  Biotechnology and                     1996    115,959     13,915         7,500           7,101
  Business Development

---------------
(1) Includes compensation deferred by the Company's named executive officers during fiscal years 1998, 1997 and 1996 pursuant to the Cambridge NeuroScience, Inc. 401(k) Plan, adopted in 1988.

(2) Bonuses were earned in the year indicated and are generally paid in the subsequent year.

(3) Consists of options granted under the Equity Plan to acquire shares of the Company's Common Stock.

(4) The amounts shown in this column for the fiscal year 1998 are derived from the following figures for Mr. Wilcox, Dr. Gamzu, Dr. McBurney, Mrs. Mathews and Dr. Gwynne, respectively: $102, $96, $174, $288 and $174 for Company paid group life insurance benefits; and, $9,600, $9,600, $9,600, $6,050 and $8,168 for the Company match of contributions to the Cambridge NeuroScience, Inc. 401(k) Plan. The amounts shown for 1998 also include $2,272, $2,946 and $1,235 for Company paid term life insurance premiums for Mr. Wilcox and Drs. Gamzu and McBurney, respectively (Mrs. Mathews and Dr. Gwynne did not receive this benefit in 1998). The amount shown for Dr. Gamzu in 1998 also includes $222,544 of severance and consulting fees paid to him in 1998 following his resignation as CEO in May 1998 and pursuant to his severance and consulting agreement with the Company. See Note (6). The amounts shown in this column for the fiscal year 1997 are derived from the following figures for Mr. Wilcox, Dr. Gamzu, Dr. McBurney, Mrs. Mathews and Dr.
    Gwynne: $2,476, $2,400 and $1,050 for Company paid term life insurance premiums (Mrs. Mathews and Dr. Gwynne did not receive this benefit in 1997); $144 each for Company paid group life insurance premiums; and, $9,496, $9,500, $9,500, $6,630 and $8,154 for the Company match of contributions to the Cambridge NeuroScience, Inc. 401(k) Plan. The amounts shown in this column for the fiscal year 1996 include the following amounts for Mr. Wilcox,

    Dr. Gamzu, Dr. McBurney, Mrs. Mathews and Dr. Gwynne, respectively: $9,500, $9,500, $9,500, $5,414 and $6,957 for the Company match of contributions to the Cambridge NeuroScience, Inc. 401(k) Plan and $144 each for Company paid group life insurance premiums. Also included in the 1996 amounts are the following for Mr. Wilcox and Drs. Gamzu and McBurney, respectively: $1,543, $2,009 and $935 for Company paid term life insurance premiums.

(5) Mr. Wilcox was named President and Chief Executive Officer and Director on May 6, 1998, following the resignation of Dr. Gamzu.

(6) Dr. Gamzu resigned from the Company on May 6, 1998. Pursuant to the terms of the Equity Plan, all options outstanding on the date of Dr. Gamzu's resignation were forfeited. The terms of the agreement between Dr. Gamzu and the Company provide that the Company pay Dr. Gamzu a severance payment equal to his annual base salary and continue to provide employment benefits to Dr. Gamzu for a period of 12 months following termination. Effective with his resignation, Dr. Gamzu was retained as a consultant to the Company. The terms of Dr. Gamzu's consulting agreement provided that the Company pay him a monthly amount equal to one-half of his base salary at the time of his resignation for a period of two months, following which, Dr. Gamzu is currently being paid a monthly amount equal to one-quarter of his base salary at the time of his resignation. The agreement may be terminated upon 90 days written notice by either party. See "Employment Agreements."

     The following table provides information regarding the stock options granted during 1998 to the named executive officers.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                INDIVIDUAL GRANTS                     POTENTIAL REALIZABLE
                              -----------------------------------------------------         VALUE AT
                              NUMBER OF     PERCENT OF                                ASSUMED ANNUAL RATES
                              SECURITIES   TOTAL OPTIONS                                 OF STOCK PRICE
                              UNDERLYING    GRANTED TO                                  APPRECIATION FOR
                               OPTIONS     EMPLOYEES IN    EXERCISE OR                   OPTION TERM(1)
                               GRANTED        FISCAL       BASE PRICE    EXPIRATION   --------------------
            NAME                 (#)           YEAR          ($/SH)         DATE      5% ($)       10% ($)
            ----              ----------   -------------   -----------   ----------   -------      -------

Harry W. Wilcox, III (2)....   250,000         57.9%          0.844       5/28/08     132,645      336,168
Elkan R. Gamzu (3)..........      --            --             --           --          --           --
Robert N. McBurney..........      --            --             --           --          --           --
Laima I. Mathews............    50,000         11.6%          0.844       5/28/08      26,529       67,234
David I. Gwynne.............    50,000         11.6%          0.844       5/28/08      26,529       67,234

---------------
(1) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term and are not intended to be a forecast of possible future appreciation, if any, in the price of the Company's Common Stock. These gains are based on assumed rates of stock price appreciation of 5% and 10% compounded annually from the date the respective options were granted.

(2) See Note (5) to the Summary Compensation Table, above.

(3) See Note (6) to the Summary Compensation Table, above.

     The following table provides information regarding the number of securities underlying unexercised options held by the named executive officers at December 31, 1998.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION VALUES (1)

                                                          NUMBER OF SECURITIES
                                                         UNDERLYING UNEXERCISED
                                                               OPTIONS AT
                                                          FISCAL YEAR-END (#)
                                                      ----------------------------
        NAME                                          EXERCISABLE    UNEXERCISABLE
        ----                                          -----------    -------------

Harry W. Wilcox, III (2)............................     81,875         248,125
Elkan R. Gamzu (3)..................................     --              --
Robert N. McBurney..................................    196,562          28,438
Laima I Mathews.....................................     37,858          48,392
David I. Gwynne.....................................     50,139          49,611

---------------
(1) Based on the closing price of the Company's Common Stock as reported on the Nasdaq National Market on December 31, 1998 of $0.719, none of the above named executive officers had in-the-money options at the end of the fiscal year. None of the above named executive officers exercised any options during the fiscal year ended December 31, 1998.

(2) See Note (5) to the Summary Compensation Table, above.

(3) See Note (6) to the Summary Compensation Table, above.

                             EMPLOYMENT AGREEMENTS

     Elkan R. Gamzu, Ph.D. resigned as President and CEO and Director of the Company in May 1998. The terms of the agreement between Dr. Gamzu and the Company provide that the Company pay him a severance payment equal to his annual base salary, payable over 12 months, and continue to provide employment benefits for a period of 12 months following termination. Effective with his resignation, the Company retained Dr. Gamzu to provide consulting services with respect to clinical and business development activities. The terms of Dr. Gamzu's consulting agreement provided that the Company pay him a monthly amount equal to one-half of his base salary at the time of his resignation for a period of two months, following which, Dr. Gamzu is currently being paid a monthly amount equal to one-quarter of his base salary at the time of his resignation. This consulting agreement may be terminated by either party upon 90 days written notice. See also "Compensatory Arrangements" below.

                            COMPENSATORY ARRANGEMENT

     The Company has adopted a compensatory arrangement pursuant to which certain current and former executive officers and other members of management will be compensated in the event of the successful completion of a sale, merger or liquidation of the Company. The executive officers covered by this arrangement are Drs. David Gwynne, Vice President, Biotechnology and Business Development and Robert N. McBurney, Sr. Vice President, Research, and Mr. Harry
W. Wilcox, President and CEO and Mrs. Laima I. Mathews, Vice President, Drug Development. Compensation to be paid to these employees includes a "success bonus" based on a percentage of the dollar value of the transaction, beyond a stated minimum threshold, entered into by the Company. The bonus does not become payable until the dollar value of the transaction reaches a minimum value of $40.0 million. The total bonus payable ranges from 2.25% to 5% of the incremental value of the transaction above the minimum and the bonus is allocated to the eligible individuals based upon a pre-determined percentage per person. Except as otherwise determined by the Board of Directors, in the event that any of these individuals voluntarily terminates his or her employment with the Company prior to the successful completion of such a transaction, no bonus will be paid to that individual. Additionally, in the event that the Company terminates the employment of these individuals, he or she will receive severance payments ranging from 25% to 100% of such individual's base salary and the continuation for a prescribed period of all employee benefits currently provided by the Company.

     Also covered by this arrangement are the following individuals whose employment was terminated in connection with the reduction in workforce in March 1998 and who, pursuant to the terms of the arrangement, remain eligible to participate in the success bonus: Drs. Gregory B. Butler, former Vice President, Legal Affairs and Intellectual Property; and, William F. Holt, former Vice President, Drug Discovery. Dr. Gamzu, the former President and Chief Executive Officer, resigned as President and Chief Executive Officer and as Director of the Company, effective May 6, 1998 and is, therefore, no longer eligible for the severance or success bonus provided pursuant to this arrangement. See "Employment Agreements." Dr. Graham Durant retired from the Company on October 31, 1998 and is no longer eligible for the severance or success bonus provided pursuant to this arrangement.

                             DIRECTOR COMPENSATION

     The Company compensates outside directors for attendance at meetings of the Board of Directors and committees thereof at a rate of $12,000 per year, paid quarterly. Dr. Martin, Messrs. Jackson and O'Brien and Ms. Amer are currently compensated pursuant to this arrangement. Effective March 31, 1999, Dr. Blank is no longer a designee of BI (See "Election of Directors") and has been nominated to stand for re-election. If re-elected to the Board of Directors, Dr. Blank will be eligible to be compensated in accordance with this arrangement.

                       SECURITIES EXCHANGE ACT REPORTING

     The Company's executive officers and directors are required under Section 16(a) of the Exchange Act to file reports of ownership of the Company's securities and changes in ownership with the Securities and Exchange Commission. Copies of these reports must also be furnished to the Company.

     Based solely on a review of reports furnished to the Company and written representation that no other reports were required, the Company believes that during fiscal year 1998 the executive officers and directors of the Company complied with all applicable Section 16(a) filing requirements, with the following exception: an Initial Statement of Ownership on Form 3 for Dr. Gwynne was filed late upon his appointment as Vice President of Biotechnology and Business Development of the Company.

                        INFORMATION CONCERNING AUDITORS

     The firm of Ernst & Young LLP, independent auditors, examined the Company's financial statements for the fiscal year ended December 31, 1998. The Board of Directors has appointed Ernst & Young LLP to serve as the Company's auditors for its fiscal year ending December 31, 1999. A representative of Ernst & Young LLP is expected to attend the stockholders' meeting where he will have the opportunity to make a statement if he so desires and will be available to respond to appropriate questions.

                       DEADLINE FOR STOCKHOLDER PROPOSALS

     Under Rule 14a-8 promulgated under the Exchange Act, shareholders of the Company may present proper proposals for inclusion in the Company's proxy statement and for consideration at the next annual meeting of shareholders by submitting their proposals to the Company in a timely manner. In order to be considered for inclusion in the proxy statement distributed to shareholders prior to the annual meeting in the year 2000, a shareholder proposal must be received by the Company no later than December 30, 1999 and must otherwise comply with the requirements of Rule 14a-8. In order to be considered for presentation at the annual meeting of shareholders in the year 2000, although not included in the proxy statement, a stockholder proposal must comply with the requirements of the Company's by-laws and be received by the Company no later than March 15, 2000 and no earlier than February 13, 2000. Shareholder proposals should be delivered in writing to Harry W. Wilcox, III, President and Chief Executive Officer, Cambridge Neuroscience, Inc., One Kendall Square, Building 700, Cambridge, MA 02139. A copy of the Company's by-laws may be obtained from the Company upon written request to Mr. Wilcox.

                            EXPENSES OF SOLICITATION

     The Company will bear the cost of the solicitation of proxies, including the charges and expenses of brokerage firms and others of forwarding solicitation material to beneficial owners of stock. In addition to the use of mails, proxies may be solicited by executive officers and employees of the Company by personal interview, by telephone, or by telegraph, the cost of which will be nominal. The Company may request persons holding stock in their names or in the names of their nominees to obtain proxies from, and send proxy material to, their principals, and will reimburse such persons for the expense in so doing. The Company may engage a professional organization to assist in the solicitation of proxies for the stockholders' meeting, the cost of which is not anticipated to exceed $5,000.

                                 MISCELLANEOUS

     The Board of Directors does not know of any business which will come before the meeting except the matters described in the notice. If other business is properly presented for consideration at the meeting, it is intended that the proxies will be voted by the persons named therein in accordance with their judgment on such matters.

     The prompt return of your proxy will be appreciated. Therefore, whether or not you expect to attend the meeting, please sign the proxy and return it in the enclosed envelope.

                                          By order of the Board of Directors,

                                          WILLIAM T. WHELAN
                                          Secretary

Dated: April 29, 1999

PROXY

                          CAMBRIDGE NEUROSCIENCE, INC.
                 ANNUAL MEETING OF STOCKHOLDERS - JUNE 3, 1999
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


     The undersigned stockholder of Cambridge Neuroscience, Inc. (the "Company") hereby appoints Harry W. Wilcox, III and William T. Whelan and each of them acting singly, the attorneys and proxies of the undersigned, with full power of substitution, to vote on behalf of the undersigned all shares of common stock of the Company that the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held on June 3, 1999 and at all adjournments thereof, hereby revoking any proxy heretofore given with respect to such shares.

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER(S). IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR ALL OF THE NOMINEES IN PROPOSAL 1. IN THEIR DISCRETION, THE PROXIES ARE ALSO AUTHORIZED TO VOTE UPON SUCH MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.


                   Please complete and sign on reverse side.

                                                                 PLEASE MARK [X]
                                                                YOUR VOTE AS
                                                                INDICATED IN
                                                                THIS EXAMPLE

1. Proposal to elect Directors.    Nominees: Nancy S. Amer, Burkhard Blank,
                                             Ira A. Jackson, Joseph B. Martin,
                                             Paul C. O'Brien and
                                             Harry W. Wilcox, III

  FOR all nominees        WITHHELD
(except as specified  for all nominees
      at right)
                                   ---------------------------------------------
        [ ]                  [ ]

                                           PLEASE SIGN AND MAIL THIS PROXY TODAY


                                           Date: _______________________________


                                           -------------------------------------
                                                        Signature

                                           Date: _______________________________


                                           -------------------------------------
                                                 Signature (if held jointly)


                                           Please sign exactly as same appears
                                           on stock certificate. When shares are
                                           held by joint tenants, both should
                                           sign. When signing as attorney,
                                           executor, administrator, trustee, or
                                           guardian, please give full title as
                                           such. If a corporation, please sign
                                           in full corporate name by President
                                           or other authorized officer. If a
                                           partnership, please sign in
                                           partnership name by authorized
                                           person.

--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE

[ ] MULTIPLE COPIES OF STOCKHOLDER REPORTS ARE BEING RECEIVED AT THIS ADDRESS.
    PLEASE DISCONTINUE THESE MAILINGS TO THIS ACCOUNT (NOTE: AT LEAST ONE STOCKHOLDER REPORT MUST BE MAILED).

[ ] PLEASE CHANGE MY ADDRESS.


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Name & Address as it appears in our records